Exhibit 10.56

STOCK OPTION CANCELLATION AGREEMENT
This Stock Option Cancellation Agreement (the “Agreement”), dated as of [●] (the “Effective Date”), is made by and between Matador Resources Company, a Texas Corporation (the “Company”) and [●] (“Participant”).
WHEREAS, in consideration of the Participant’s services for the Company, the Participant was granted the stock options specified on Exhibit A (the “Options”) pursuant to the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan;
WHEREAS, the Company wishes to repurchase each of the Options for a cash payment equal to the positive difference (if any) between the closing price per share of common stock of the Company underlying such Option as of the Effective Date, and the exercise price of such Option; and
WHEREAS, the Participant wishes to sell the Options back to the Company in exchange for such payment.
NOW, THEREFORE, the Company and the Participant agree as follows:
1.Payment for Options. The Company shall pay the Participant a cash lump sum payment equal to the aggregate amount of $ [●] (less applicable taxes and withholdings) to purchase the Options specified on Exhibit A. Such payment shall be made as soon as practicable, and in all events within thirty days, following the Effective Date.
2.Option Cancellation. In exchange for the cash payment specified in Section 1, the Options shall be cancelled and forfeited as of the Effective Date, and the Participant shall have no further rights with respect thereto.
3.Participant Release. The Participant agrees that, in exchange for the good and valuable consideration described in this Agreement, including but not limited to Section 1 hereof, the sufficiency of which is hereby acknowledged, the Participant hereby releases and discharges fully and forever the Company and its affiliates from any and all present or future claims, demands, and causes of action that may relate to the Options.
4.Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and the Participant and their respective successors, heirs, and legal representatives. The Participant’s signature below on this Agreement affirms that he or she has read and understands all provisions of this Agreement and that the Participant agrees to comply with all terms hereof.
5.Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Participant and contains all the agreements between them with respect to the subject matter hereof.
6.Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws, rule or principle of Texas law that might refer the governance, construction, or interpretation of this Plan to the laws of another state).
[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.

MATADOR RESOURCES COMPANY

By:
Name:	David E. Lancaster
Executive Vice President

PARTICIPANT

[●]
Signature Page to Option Cancellation Agreement

Exhibit A
Options

Grant Date	Number of Options	Exercise Price Per Option
[●]	[●]	$[●]